Exhibit 10.1

January 3, 2019

Wayde D. McMillan
132 Somersby Way
Farmington, CT 06032

Dear Wayde:

Insulet Corporation (“Company”) is pleased to offer you the full time position of Executive Vice President, Chief Financial Officer reporting to me.  We are excited about the prospect of you joining Insulet and look forward to your meaningful contributions to the Company as we embark on an exciting new chapter in the Company’s history.  We will determine a mutually beneficial start date with you.  Regardless of your start date, you will not assume the responsibilities of being the Company’s “principal financial and accounting officer” within the meaning of Securities and Exchange Commission (“SEC”) rules until after the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 has been filed with the SEC.

Your salary will be $17,307.69 biweekly (equivalent to $450,000 on an annualized basis), paid in accordance with the Company’s normal payroll practices as established or modified from time to time.  You will be eligible to participate in our annual bonus program beginning fiscal year 2019 with a target bonus opportunity that is equal to seventy percent (70%) of your annual base salary.  Payout typically takes place in the first quarter following the end of the calendar plan year.

The Company is committed to sharing its continued success with its employees through long-term incentive opportunities. You will be eligible to participate in the Company’s long-term incentive program, which currently provides for annual equity awards.  For fiscal 2019, the Company will issue an award to you with a grant date fair value equal to one million three hundred thousand dollars ($1,300,000) (“FY19 Annual Equity Award”).  The grant date of the FY19 Annual Equity Award will be the same grant date as determined by the Compensation Committee of the Company’s Board of Directors for grants of fiscal year 2019 annual equity awards to Company employees (assuming you have joined us as an employee by such date).  Fifty percent (50%) of the FY19 Annual Equity Award will be delivered to you in the form of performance restricted stock units (“PRSUs”) and the remaining fifty percent (50%) will be delivered to you in equal portions of RSUs (i.e., 25% of the grant date fair value) and stock options (i.e., 25% of the grant date fair value).  The actual number of PRSUs and RSUs granted to you for the FY19 Annual Equity Award will be calculated by dividing the grant date value of the respective award by the closing price of a share of Company common stock on the grant date.  The actual number of stock options granted to you for your FY19 Annual Equity Award will be calculated by dividing the dollar value of the option award by the Black-Scholes option valuation of the closing price of a share of Company common stock on the grant date.  These awards will vest on the same terms and conditions as established by the Compensation Committee of the Board of Directors for purposes of the fiscal 2019 annual equity award.  The material terms of these equity awards will be contained in a terms and conditions document which will be issued to you at the time of grant.  The terms and conditions document under which each award is issued shall govern.

In addition, you will receive a sign-on equity award with a grant date fair value of two million dollars ($2,000,000), which will be delivered to you in the form of restricted stock units (“RSUs”).  The actual number of RSUs granted to you for your sign-on award will be calculated by dividing the dollar value of the RSU award by the closing price of a share of Insulet common stock on the grant date.  These RSUs will vest in substantially equal installments on the first, second and third anniversary of the grant date.  The Company grants equity on the first trading day of every month.  The grant date for your sign-on equity award will be the first trading day of the month that immediately follows your employment commencement date.  The material terms of your sign-on award will be contained in a terms and conditions document which will be issued to you at the time of grant.  The terms and conditions document under which each award is issued shall govern.

In addition, the Company will pay to you a one-time signing bonus of three hundred thousand dollars ($300,000) payable within thirty (30) days of your hire date.  This is considered taxable income. If you leave the Company voluntarily within two years of your hire date, you will be required to pay back the signing bonus and any relocation benefits paid on your behalf on a pro-rata basis.  For clarity, we note that, for purposes of repayment of a sign-on bonus and relocation benefits, a termination of employment for “Good Reason” subject and pursuant to the Insulet Corporation Amended and Restated Executive Severance Plan (“Severance Plan”) does not constitute a voluntary termination of employment with the Company.

You will be eligible for severance and change in control benefits pursuant and subject to the terms of the Severance Plan.  You will also be eligible to participate in the Company’s employee benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other similarly-situated employees of the Company; provided, however, that your eligibility for relocation benefits shall be extended to twenty four (24) months after your hire date.  For a more detailed understanding of these employee benefits and the applicable eligibility requirements, please consult the summary plan descriptions for the programs.

By signing this offer letter, you confirm that you will not disclose any confidential information from any other employer to Insulet.  You also will be required to sign the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company.

Also, just as the Company regards the protection of our trade secrets and other confidential information as a matter of great importance, we also respect that you may have obligations to your present or other prior employer (including safeguarding its confidential information), and we expect you to honor them as well.  To that end, we expect that you will not take any documents or other confidential information from your employer of any kind, if and when you depart.  Further, you should not bring with you to the Company, or use in the performance of your responsibilities for the Company, any confidential or proprietary business information, materials or documents of a former employer.

While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise provided in the Severance Plan.  Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by the Company, and it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.  Your employment with Insulet shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

On your first day of work, you should plan to arrive at our Acton offices at 8:45am and check in with the Receptionist upon arrival.  For the purpose of completing the I-9 form, please bring with you sufficient documentation to demonstrate your eligibility to work in the United States of America. As required by federal law, this verification must occur by the third day of your employment.

It is with great pleasure that we welcome you to Insulet!  We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce.  We look forward to further strengthening the Insulet team with your contributions.

Best regards,

__/s/ Shacey Petrovic__________________________________

Shacey Petrovic
President and Chief Executive Officer

Acceptance: Your signature below confirms your acceptance of the offer to join Insulet as Executive Vice President, Chief Financial Officer and also confirms you have reviewed the job description for this position and that you meet the minimum qualifications required of this role.

__/s/ Wayde D. McMillan__________________________________
Signature